Exhibit 3.2

CERTIFICATE OF FORMATION

OF

EAGLE II ACQUISITION COMPANY LLC

This Certificate of Eagle II Acquisition Company LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.).

1.     The name of the Company is Eagle II Acquisition Company LLC.

2.    The address of the Company’s registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle.

3.     The name and address of the Company’s registered agent for service of process in the State of Delaware, which is required to be maintained by §18-104 of the Delaware Limited Liability Company Act, is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has duly executed this Certificate of Formation on the 14th day of September 2016.

/s/ Jack Goodfriend
Name: Jack Goodfriend
Title: Authorized Person